Exhibit 10.9

AMENDMENT NO. 2
TO THE
CHANGE OF CONTROL SEVERANCE AGREEMENT

This Amendment No. 2 (“Amendment”) is entered into as of June 10, 2022 (“Amendment Effective Date”) by and between Quotient Technology, Inc. (“Company”) and Scott Raskin (“Executive”), to amend the Change of Control Severance Agreement by and between Company and Executive effective August 5, 2019, as amended effective as of May 1, 2022 (“Agreement”). All capitalized terms not defined herein shall have the meanings assigned to them in the Agreement.
WHEREAS, the Compensation Committee of the Board of Directors of the Company has determined that it is in the best interests of the Company to provide enhanced severance benefits to the Executive for three (3) years for retention purposes.
NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, Company and Executive hereby agree to amend the Agreement as follows:
1.Section 3(a)(ii) is hereby amended to add the following as a last sentence: “In lieu of the foregoing benefits, if Executive’s termination date under this section occurs between June 10, 2022 through and including June 10, 2025 (the “Retention Period”), Executive will receive a lump-sum payment (less applicable withholding taxes) equal to two hundred percent (200%) of Executive’s annual base salary as in effect immediately prior to Executive’s termination date (or if the termination is due to a resignation for Good Reason based on a material reduction in base salary, then Executive’s annual base salary in effect immediately prior to such reduction).”

2.Section 3(a)(iii) is hereby amended to add the following as a last sentence: “In the event that Executive’s termination date occurs during the Retention Period, the number twelve (12) in this Section 3(a)(iii) shall be replaced with the number twenty-four (24).”

3.Section 3(a)(iv) is hereby amended to add the following as a last sentence: “If Executive’s termination date under this section occurs during the Retention Period, however, one hundred percent (100%) of the total number of shares subject to Executive’s then outstanding and unvested Equity Awards subject solely to time-based vesting conditions will vest and become exercisable, as applicable, and the performance stock unit awards granted to Executive on March 1, 2021 and March 1, 2022 shall vest at target level (i.e., 100% of the target number of shares of Company stock underlying such grant). Furthermore, if Executive’s termination date under this Section occurs during the Retention Period, then each outstanding stock option award held by Executive as of the termination date shall be amended as follows: (A) if such stock option has an exercise price that equals or exceeds the closing price of a share of the Company’s common stock as of such termination date, then such stock option shall remain exercisable through the third anniversary of such termination date, and (B) if such stock option does not have an exercise price that equals or exceeds the closing price of a share of the Company’s common stock as of the termination date, then such stock option shall remain exercisable through the earlier to occur of the third anniversary of the termination date and the date on which such option would have expired if Executive’s employment had continued through the full term of such stock option. The parties hereto intend any such modification of any stock option in accordance with this paragraph to comply with the provision of Section 409A of the Code such that any modifications shall not result in any additional taxes or penalties under Section 409A.”

4.Section 3(a) is hereby amended to add a new Section 3(a)(v) which reads as follows:

(v) Bonus Payment. If Executive’s termination date under this section occurs during the Retention Period, Executive will receive a lump-sum payment (less applicable withholding taxes) equal to two hundred percent (200%) of Executive’s annual bonus for the year of termination at target level as in effect immediately prior to Executive’s termination date (and for purposes of clarification, if Executive’s annual bonus target is expressed as a percentage of Executive’s annual base salary and Executive’s termination is due to a resignation for Good Reason based on a material reduction in base salary, then the payment to be made pursuant to this section will be calculated based on Executive’s annual base salary in effect immediately prior to such reduction).

5.Section 3(b)(ii) is hereby amended to add the following as a last sentence: “In lieu of the foregoing, if Executive termination date under this section occurs during the Retention Period, Executive will receive a lump-sum payment (less applicable withholding taxes) equal to two hundred percent (200%) of Executive’s annual base salary as in effect immediately prior to Executive’s termination date (or if the termination is due to a resignation for Good Reason based on a material reduction in base salary, then Executive’s annual base salary in effect immediately prior to such reduction) or, if greater, at the level in effect immediately prior to the Change of Control.”

6.Section 3(b)(iii) is hereby amended to add the following as a last sentence: “In lieu of the foregoing, if Executive’s termination date under this section occurs during the Retention Period, Executive will receive a lump-sum payment (less applicable withholding taxes) equal to two hundred percent (200%) of Executive’s annual bonus for the year of termination at target level as in effect immediately prior to Executive’s termination date (and for purposes of clarification, if Executive’s annual bonus target is expressed as a percentage of Executive’s annual base salary and Executive’s termination is due to a resignation for Good Reason based on a material reduction in base salary, then the payment to be made pursuant to this section will be calculated based on Executive’s annual base salary in effect immediately prior to such reduction), or, if greater, at the level in effect immediately prior to the Change of Control.”

7.Section 3(b)(iv) is hereby amended to add the following as a last sentence: “In the event that Executive’s termination date occurs during the Retention Period, the number eighteen (18) in this Section 3(b)(iv) shall be replaced with the number twenty-four (24).”

8.Section 3(b)(v) is hereby amended to add the following as the last two sentences: “Furthermore, if Executive’s termination date under this section occurs during the Retention Period, then each outstanding stock option award held by Executive as of the termination date shall be amended as follows: (A) if such stock option has an exercise price that equals or exceeds the closing price of a share of the Company’s common stock as of such termination date, then such stock option shall remain exercisable through the third anniversary of such termination date, and (B) if such stock option does not have an exercise price that equals or exceeds the closing price of a share of the Company’s common stock as of such termination date, then such stock option shall remain exercisable through the earlier to occur of the third anniversary of the termination date and the date on which such option would have expired if Executive’s employment had continued through the full term of such stock option. The parties hereto intend any such modification of any stock option in accordance with this paragraph to comply with the provision of Section 409A of the Code such that any modifications shall not result in any additional taxes or penalties under Section 409A.”
Except as specifically provided in this Amendment, the terms and conditions of the Agreement remain in full force and effect. This Amendment may be executed in counterparts, which together will constitute one document and be binding on all of the parties herein.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the Amendment Effective Date.

EXECUTIVE	QUOTIENT TECHNOLOGY INC.
By: /s/ Scott Raskin	By: /s/ Matt Krepsik
Name: Scott Raskin	Name: Matt Krepsik
Title: President	Title: Chief Executive Officer
Date: June 10, 2022	Date: June 13, 2022

[Signature page of Amendment No. 2 to the Change of Control Severance Agreement]